Exhibit 99.3

September 18, 2018

The Board of Trustees

LaSalle Hotel Properties

7550 Wisconsin Avenue, 10th Floor

Bethesda, MD 20814

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated September 6, 2018, to the Board of Trustees of LaSalle Hotel Properties (“LaSalle”) as Annex C to, and reference to such opinion letter under the headings “Summary — Opinions of Financial Advisors — Opinions of LaSalle’s Financial Advisors — Opinion of Citigroup Global Markets Inc.,” “The Mergers — Opinions of LaSalle’s Financial Advisors — Opinion of Citi” and “The Mergers — Opinions of LaSalle’s Financial Advisors — Summary of Material Financial Analyses” in, the joint proxy statement/prospectus relating to the proposed merger involving LaSalle and Pebblebrook Hotel Trust (“Pebblebrook”), which joint proxy statement/prospectus forms a part of the initially filed Registration Statement on Form S-4 of Pebblebrook (the “Initial Registration Statement”). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Initial Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Initial Registration Statement) or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Initial Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.